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AMERICAN BEACON FUNDS
(Name of Registrant as Specified in Its Charter)

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AMERICAN BEACON MID-CAP VALUE FUND

220 East Las Colinas Boulevard, Suite 1200

Irving, Texas 75039

INFORMATION STATEMENT

This document is an Information Statement for the shareholders of the American Beacon Mid-Cap Value Fund (“Fund”). On March 4, 2015, the Board of Trustees (“Trustees” or “Board”) of the American Beacon Funds (“Trust”) approved the appointment of WEDGE Capital Management, L.L.P. (“WEDGE”) as a new sub-advisor to the Fund. On May 11, 2015, WEDGE began managing a portion of the Fund’s assets. The Fund’s remaining assets are managed by Barrow, Hanley, Mewhinney & Strauss, LLC and Pzena Investment Management, LLC. The appointment of WEDGE has not resulted in any changes to the Fund’s investment objective, strategies or management fee rate paid by the Fund to American Beacon Advisors, Inc. (“Manager”). The aggregate management fee rate paid by the Fund to the Manager has not increased. Although the aggregate investment advisory fee rate paid by the Fund to the Fund’s sub-advisors has increased, the advisory fee rate schedule for WEDGE is lower than the advisory fee rate schedule at every asset level for one of the Fund’s two other subadvisers.

The Information Statement is being furnished by the Board of the Trust in lieu of a proxy statement, pursuant to the terms of an exemptive order that the Trust has received from the Securities and Exchange Commission (“SEC Order”). Pursuant to the SEC Order, the Manager and the Trust, on behalf of the Fund, are permitted to enter into new or modified advisory agreements with existing or new unaffiliated sub-advisors with the approval of the Board, but without approval of Fund shareholders.

The purpose of this Information Statement is to provide you with information about WEDGE. This information statement also discusses the terms of the investment advisory agreement among WEDGE, the Manager and the Trust, on behalf of the Fund, dated April 30, 2015 (“Agreement”). No action is required of you. We Are Not Asking You For a Proxy and You Are Requested Not To Send Us a Proxy.

INTRODUCTION

The Manager is located at 220 East Las Colinas Boulevard, Suite 1200, Irving, Texas 75039. The Manager serves as the Fund’s investment manager and administrator. In this capacity, the Manager, among other things, develops the Fund’s overall investment strategies, allocates assets among the Fund’s sub-advisors and oversees the Fund’s sub-advisors, including WEDGE.

This Information Statement will be mailed on or about July 20, 2015 to the Fund’s shareholders of record as of June 30, 2015 (“Record Date”). The Fund will bear the expenses incurred in connection with preparing and delivering this Information Statement. If you invest in the Fund through a financial institution and you share an address with other Fund shareholders, you will be delivered a single copy of this Information Statement, unless you have instructed your financial institution to deliver separate copies. If you receive a single copy of this Information Statement and wish to request additional copies, please call 1-800-658-5811. If you wish to receive separate copies of future mailings from your financial institution, please contact the financial institution through which you invest. You may obtain a copy of the Fund’s most recent Annual Report and Semi-Annual Report to Shareholders, free of charge, by writing to American Beacon Funds at P.O. Box 219643, Kansas City, MO 64121, by calling 1-800-658-5811 or by visiting www.americanbeaconfunds.com.

The issued and outstanding shares of the Fund as of the Record Date are set forth in Appendix A. Please see Appendix B for a listing of shareholders deemed to own beneficially more than 5% of the shares of the Fund as of the Record Date. As of the Record Date, the Trustees and officers of the Fund, as a group, owned less than 1% of the outstanding shares of beneficial interest of the Fund.

APPOINTMENT OF WEDGE CAPITAL MANAGEMENT, L.L.P.

At its March 3-4, 2015 meetings, the Board considered the appointment of WEDGE as an investment advisor to the Fund. Prior to the meeting, the Board requested and reviewed information provided by WEDGE in connection with its consideration of WEDGE and the Agreement, and the Investment Committee of the Board met with representatives of WEDGE. The Board considered, among other materials, responses by WEDGE to inquiries requesting:

•	a description of the advisory and related services proposed to be provided to the Fund;
•	identification of the professional personnel to perform services for the Fund and their education, experience and responsibilities;
•	a comparison of investment performance of WEDGE’s Mid Cap Value Composite (“Mid-Cap Composite”) and three registered investment companies managed by WEDGE with investment objectives and strategies similar to those of the Fund (“Similar Funds”) with the performance of the Russell Mid Cap Value Index (“Russell Index”), the Mid-Cap Fund’s benchmark index;
•	of the proposed advisory fee;
•	a description of the portfolio managers’ compensation, including any incentive arrangement and, if compensation is tied to performance, a description of the oversight mechanism to prevent a manager with lagging performance from taking undue risks;
•	a description of WEDGE’s compliance program and any material compliance matters, as well as its trading activities;
•	a discussion of WEDGE’s financial condition and confirmation that WEDGE’s financial condition would not impair its ability to provide high-quality services to the Fund; and
•	any other information that WEDGE believed would be material to the Board’s consideration of the Agreement.

Provided below is an overview of the primary factors considered by the Board at its March 3-4, 2015 meetings at which the Board considered the approval of the Agreement. In determining whether to approve the Agreement, the Board considered, among other things, the following factors: (1) the nature and quality of the services provided; (2) the investment performance of WEDGE; (3) the costs to be incurred by WEDGE in rendering its services and the resulting profits or losses; (4) the extent to which economies of scale, if any, have been taken into account in setting the fee schedule; (5) whether the proposed fee rates reflect these economies of scale, if any, for the benefit of investors; (6) comparisons of services and fees with contracts entered into by WEDGE with other clients; and (7) any other benefits derived or anticipated to be derived by WEDGE from its relationship with the Fund.

The Board did not identify any particular information that was most relevant to its consideration of the Agreement, and each Trustee may have afforded different weight to the various factors. The Trustees posed questions to various management personnel of WEDGE regarding certain key aspects of the materials submitted in support of the approval. Legal counsel to the independent Trustees provided the Board with a memorandum regarding its responsibilities pertaining to the approval of the Agreement. The memorandum explained the regulatory requirements surrounding the Trustees’ process for evaluating investment advisors and the terms of investment advisory contracts. Based on its evaluation, the Board unanimously concluded that the terms of the Agreement were reasonable and fair and that the approval of the Agreement was in the best interests of the Fund.

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Nature, extent and quality of the services to be provided by WEDGE. The Board considered information regarding WEDGE’s principal business activities, its reputation, financial condition and overall capabilities to perform the services under the Agreement. In addition, the Board considered the background and experience of the personnel who will be assigned responsibility for managing WEDGE’s allocation of the Fund. The Board also considered WEDGE’s investment resources, infrastructure and the adequacy of its compliance program. In addition, the Board took into consideration the Manager’s recommendation of WEDGE. The Board considered WEDGE’s representation regarding the strength of its financial condition and that its current staffing levels were adequate to service the Fund. Based on this information, the Board concluded that the nature, extent and quality of the advisory services to be provided by WEDGE were appropriate for the Fund in light of its investment objective, and, thus, supported a decision to approve the Agreement.

Performance of WEDGE. The Board evaluated the performance information provided by WEDGE regarding the performance of the Mid-Cap Composite and the Similar Funds relative to the performance of the Russell Index. The Board considered that the Mid-Cap Composite outperformed the Russell Index for the one-year, three-year, five-year and since-inception periods. The Board also considered that the Similar Funds outperformed the Mid-Cap Composite for all applicable periods. Based on the foregoing information, the Board concluded that the historical investment performance record of WEDGE supported approval of the Agreement.

Comparisons of the amounts to be paid under the Agreement with those under contracts between WEDGE and its other clients. In evaluating the Agreement, the Board reviewed the proposed advisory fee rate for services to be performed by WEDGE on behalf of the Fund. The Board noted that WEDGE’s investment advisory fee rate under the Agreement would be paid to WEDGE by the Fund. The Board considered that the advisory fee rate proposed for the Fund was comparable to the advisory fee rates charged to two of the Similar Funds, but was higher than the advisory fee rate charged to one of the Similar Funds. The Board also considered that the proposed advisory fee rates were the same as the standard advisory fee rates that WEDGE charges to non-investment company clients. The Board also considered that WEDGE has agreed to a “most favored nation agreement” whereby the Fund’s blended fee rate will be the lowest offered to any other client with comparable or lower levels of assets and will be reduced accordingly if WEDGE offers a lower fee rate to a client with a comparable or lower level of assets. The Board noted that the proposed advisory fee rates are higher at certain asset levels than the advisory fee rate schedule for the existing subadviser that Wedge would replace, but lower than the advisory fee rate schedule at every asset level for one of the two remaining subadvisers. After evaluating this information, the Board concluded that WEDGE’s advisory fee rate under the Agreement was reasonable in light of the services to be provided to the Fund.

Costs of the services to be provided and profits to be realized by WEDGE and its affiliates from its relationship with the Fund. The Board did not consider the costs of the services to be provided and profits to be realized by WEDGE from its relationship with the Fund, noting instead the arm’s-length nature of the relationship between the Manager and WEDGE with respect to the negotiation of the advisory fee rate on behalf of the Fund.

Economies of Scale. The Board considered WEDGE’s representation that the breakpoints included in the proposed advisory fee rate reflect potential economies of scale for the benefit of the Fund’s investors.

Benefits to be derived by WEDGE from the relationship with the Fund. The Board considered the “fall-out” or ancillary benefits that might accrue to WEDGE as a result of its relationship with the Fund, including greater exposure in the marketplace with respect to WEDGE’s investment process and expanding the level of assets under management by WEDGE. The Board also noted WEDGE’s

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representation that it intends to receive soft dollar benefits in connection with Fund transactions. Based on the foregoing information, the Board concluded that the potential benefits accruing to WEDGE by virtue of its relationship with the Fund appear to be fair and reasonable.

Board’s Conclusion. Based on the various considerations described above, the Board, including a majority of Trustees who are not “interested persons” of the Fund, the Manager or WEDGE, as that term is defined in the Investment Company Act of 1940, as amended (“1940 Act”), concluded that the proposed investment advisory fee rate is fair and reasonable and that the approval of the Agreement is in the best interests of the Fund and approved the Agreement.

DESCRIPTION OF THE INVESTMENT ADVISORY AGREEMENT

The Agreement among WEDGE, the Trust, on behalf of the Fund, and the Manager, which is dated April 30, 2015, will continue in effect for an initial term of two years. After the initial two-year term, the Agreement will continue in effect only if it is approved annually by the Board or by the vote of the shareholders of a majority of the outstanding shares of the Fund, and also, in either event, approval by a majority of the Independent Trustees.

Under the Agreement, WEDGE manages a portion of the Fund’s assets allocated to it by the Manager. The Manager may change the amount of assets allocated to WEDGE at any time. WEDGE has discretion pursuant to the Agreement to purchase and sell securities for its allocated segment of Fund assets in accordance with the Fund's objectives, policies and restrictions, and the more specific guidelines provided by the Manager. In addition, WEDGE may request that the Manager make investment decisions with respect to the portion of the allocated assets that WEDGE determines should be invested in short-term investments. WEDGE is subject to general supervision by the Board and officers of the Fund and the Manager.

The Agreement does not protect WEDGE against any liability to the Fund or its shareholders to which WEDGE might otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or the reckless disregard of its obligations under the Agreement. The Agreement will automatically and immediately terminate upon its assignment and may be terminated without penalty at any time by the Manager, by vote of a majority of the Board or by vote of a majority of the outstanding voting securities of a Fund on not less than thirty days’ nor more than sixty days’ written notice. WEDGE may also terminate the Agreement without penalty upon sixty days’ written notice to the Manager.

COMPARISON OF THE INVESTMENT ADVISORY FEES AND EXPENSE TABLES

The effective advisory fee rate that the Fund pays to WEDGE under the Agreement is higher than the effective advisory fee rate that the Fund paid to Lee Munder Capital Group, LLC (“LMCG”) under an investment advisory agreement among the Trust, on behalf of the Fund, the Manager and LMCG dated April 1, 2014 (“Prior Agreement”). The Prior Agreement was terminated effective April 30, 2015 due to the departure of a key portfolio manager from LMCG. If the assets that were allocated to LMCG had been allocated to WEDGE during the Fund’s fiscal year ended October 31, 2014, the aggregate advisory fee rate of 0.47% of the Fund’s average daily net assets and aggregate fees of $1,735,505 paid to the Fund’s sub-advisors would have increased to 0.49% and $1,826,351, respectively. This 0.02% increase in the aggregate advisory fee rate is 0.04% of the aggregate advisory fee rate paid by the Fund for the fiscal year ended October 31, 2014. Although the effective advisory fee rate that is paid to WEDGE is higher than the effective advisory fee rate paid to LMCG, WEDGE’s advisory fee rate schedule is lower at every asset level than the advisory fee rate schedule for one of the Fund’s two other subadvisers. The Fund separately pays a management fee to the Manager and advisory fees to the subadvisers.

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Accordingly, the rate of the management fee paid by the Fund to the Manager is not affected by the aggregate rate of the advisory fees paid by the Fund to the subadvisers.

The following tables compare the fees and expenses of the Fund’s A Class, C Class, Y Class, Advisor Class, Institutional Class, Investor Class and AMR Class shares under the Prior Agreement and the Agreement during the most recent fiscal year and reflects the size of the Fund during that period:

Shareholder Fees (fees paid directly from your investment)

	Class A		Class C		Y Class, Advisor Class, Institutional Class, Investor Class and AMR Class
	Prior	New	Prior	New	Prior	New
Maximum sales charge imposed on purchases (as a percentage of offering price)	5.75%	5.75%	None	None	None	None
Maximum deferred sales charge (as a percentage of the lower of original offering price or redemption proceeds)	0.50%[1]	0.50%[1]	1.00%	1.00%	None	None
1A contingent deferred sales charge (''CDSC'') of 0.50% will be charged on certain purchases of $1,000,000 or more of A Class shares that are redeemed in whole or part within 18 months of purchase.

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	A Class		C Class		Y Class		Advisor Class		Institutional Class		Investor Class		AMR Class
Annual fund operating expenses (expenses that you pay each year as a percentage of the value of your investment)[1]	Prior	New	Prior	New	Prior	New	Prior	New	Prior	New	Prior	New	Prior	New
Management Fees	0.52%	0.54%[2]	0.52%	0.54%[2]	0.52%	0.54%[2]	0.52%	0.54%[2]	0.52%	0.54%[2]	0.52%	0.54%[2]	0.52%	0.54%[2]
Distribution (12b-1) Fees	0.25%	0.25%	1.00%	1.00%	0.00%	0.00%	0.25%	0.25%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Other Expenses	0.50%	0.50%	0.54%	0.54%	0.46%	0.46%	0.63%	0.63%	0.37%	0.37%	0.61%	0.61%	0.13%	0.13%
Acquired Fund Fees and Expenses	0.02%	0.02%	0.02%	0.02%	0.02%	0.02%	0.02%	0.02%	0.02%	0.02%	0.02%	0.02%	0.02%	0.02%
Total Annual Fund Operating Expenses[3]	1.29%	1.31%	2.08%	2.10%	1.00%	1.02%	1.42%	1.44%	0.91%	0.93%	1.15%	1.17%	0.67%	0.69%

[1]	The fee table has been restated with respect to the Fund's A Class and C Class Shares to reflect a reduction in the administrative services fee effective July 1, 2014.
[2]	New Management Fees reflect the effective fee rate being paid by the Fund under the Agreement effective April 30, 2015.
[3]	The Total Annual Fund Operating Expenses do not correlate to the ratio of expenses to average net assets provided in the Fund's Financial Highlights table, which reflects the operating expenses of the Fund and does not include Acquired Fund Fees and Expenses.

Example

This Example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Fund for the time periods indicated and then redeem all of your shares at the end of those periods. The Example also assumes that your investment has a 5% return each year and that the Fund's operating expenses remain the same. Although your actual costs may be higher or lower, based on these assumptions, your costs would be:

	Year 1		Year 3		Year 5		Year 10

	Prior	New	Prior	New	Prior	New	Prior	New
A Class	$699	$701	$960	$966	$1,242	$1,251	$2,042	$2,062
C Class	$311	$313	$652	$658	$1,119	$1,129	$2,410	$2,432
Y Class	$102	$104	$318	$324	$552	$563	$1,225	$1,247
Advisor Class	$145	$147	$449	$456	$776	$788	$1,702	$1,726
Institutional Class	$93	$95	$290	$297	$504	$515	$1,120	$1,144
Investor Class	$117	$119	$365	$372	$633	$644	$1,398	$1,420
AMR Class	$68	$70	$214	$221	$373	$384	$835	$859

Assuming no redemption of shares:

	1 Year	3 Years	5 Years	10 Years
C Class Prior	$211	$652	$1,119	$2,410
C Class New	$213	$658	$1,129	$2,432

INFORMATION ABOUT WEDGE CAPITAL MANAGEMENT, L.L.P.

WEDGE, located at 301 South College Street, Suite 2920, Charlotte, North Carolina 28202, was founded in 1984. WEDGE is independently owned by 8 general partners. The ownership distribution is broad with no general partner owning 25% or more of WEDGE. Net assets under the management of WEDGE were approximately $12.0 billion as of June 30, 2015.

The following table provides the name and principal occupation of the directors and executive officers of WEDGE. The address of each of the directors and executive officers as it relates to that person’s position with WEDGE is 301 South College Street, Suite 2920, Charlotte, North Carolina 28202.

Name	Principal Occupation*
Michael Gardner	General Partner
Bradley Fisher	General Partner
Bradley Horstmann	Chief Compliance Officer and General Partner
Paul Vezolles	General Partner
Martin Robinson	General Partner
John Norman	General Partner
Andrei Bolshakov	General Partner
Darrin Witt	General Partner

*None of the principal executive officers and directors of WEDGE listed above have other principal employment other than their respective positions with WEDGE or positions with WEDGE affiliates.

Information with respect to the advisory fees charged by WEDGE to comparable funds subject to the 1940 Act that it advises is provided in Appendix C to this Information Statement.

INFORMATION ABOUT THE FUND’S INVESTMENT ADVISORS

The Fund’s investment advisors serve as investment advisors with respect to the portion of Fund assets allocated to them, pursuant to separate investment advisory agreements. The assets of the Fund currently are allocated by the Manager to the following investment advisors:

Barrow, Hanley, Mewhinney & Strauss, LLC Pzena Investment Management, LLC WEDGE Capital Management, L.L.P.

Assets are allocated among investment advisors to provide diversification and to reduce the possible impact of any one investment advisor’s sub-par performance on the performance of the Fund.

Principal Underwriter and Affiliated Brokers

Foreside Fund Services, LLC, located at Three Canal Plaza, Suite 100, Portland, Maine 04101, is the Fund’s principal underwriter. The Fund did not pay any brokerage commissions to affiliated brokers during its most recently completed fiscal year.

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Important Notice Regarding Electronic Availability of the Information Statement. You may print and view this Information Statement and the Fund’s most recent annual and semi-annual reports to shareholders on the Internet at www.americanbeaconfunds.com. The Information Statement will be available on the website for at least 90 days after the date of this Information Statement.

* * * * *

By Order of the Board of Trustees,

Rosemary K. Behan

Secretary & Chief Legal Officer

July 15, 2015

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APPENDIX A

AMERICAN BEACON MID-CAP VALUE FUND OUTSTANDING SHARES

(As of June 30, 2015)

Outstanding Shares	A Class	C Class	Y Class	Advisor Class	AMR Class	Institutional Class	Investor Class
Mid Cap Value Fund	1,294,504	429,827	4,476,214	496,659	8,049,634	17,671,805	19,885,562

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APPENDIX B

AMERICAN BEACON MID CAP VALUE FUND

BENEFICIAL OWNERS OF 5% OR MORE OF SHARES

AS OF JUNE 30, 2015

MID-CAP VALUE FUND - A CLASS
Shareholder Address	Number of Shares	% of Class
PERSHING LLC* 1 PERSHING PLZ JERSEY CITY NJ 07399-0001	435,989	33.68%
RAYMOND JAMES* OMNIBUS FOR MUTUAL FUNDS HOUSE ACCT FIRM 92500015 ATTN COURTNEY WALLER 880 CARILLON PKWY ST PETERSBURG FL 33716-1100	143,043	11.05%
LINCOLN RETIREMENT SERVICES COMPANY FBO MONADNOCK COMM HOSP 403B RET PL PO BOX 7876 FORT WAYNE IN 46801-7876	111,457	8.61%

MID-CAP VALUE FUND - C CLASS
Shareholder Address	Number of Shares	% of Class
LPL FINANCIAL* 4707 EXECUTIVE DR SAN DIEGO CA 92121-3091	25,317	5.89%
PERSHING LLC* 1 PERSHING PLZ JERSEY CITY NJ 07399-0001	30,131	7.01%
RAYMOND JAMES* OMNIBUS FOR MUTUAL FUNDS HOUSE ACCT FIRM 92500015 ATTN COURTNEY WALLER 880 CARILLON PKWY ST PETERSBURG FL 33716-1100	39,286	9.14%
UBS WM USA* OMNI ACCOUNT M/F ATTN DEPARTMENT MANAGER 1000 HARBOR BLVD 5TH FLR WEEHAWKEN NJ 07086-6761	56,307	13.10%

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MID-CAP VALUE FUND - Y CLASS
Shareholder Address	Number of Shares	% of Class
CHARLES SCHWAB & CO* INC SPECIAL CUST A/C EXCLUSIVE BENEFIT OF CUSTOMERS ATTN MUTUAL FUNDS 101 MONTGOMERY ST SAN FRANCISCO CA 94104-4151	9,030,034	45.41%
UBS WM USA* OMNI ACCOUNT M/F ATTN DEPARTMENT MANAGER 1000 HARBOR BLVD 5TH FLR WEEHAWKEN NJ 07086-6761	558,632	12.48%
NFS LLC FEBO FIIOC AS AGENT FOR QUALIFIED EMPLOYEE BENEFIT PLANS (401K) FINOPS-IC FUNDS 100 MAGELLAN WAY # KW1C COVINGTON KY 41015-1987	740,366	16.54%

MID-CAP VALUE FUND - ADVISOR CLASS
Shareholder Address	Number of Shares	% of Class
NATIONAL FINANCIAL SERVICES LLC* FOR EXCLUSIVE BENEFIT OF OUR CUSTOMERS ATTN MUTUAL FUNDS DEPT 4TH FLOOR 499 WASHINGTON BLVD JERSEY CITY NJ 07310-2010	101,716	20.48%
CBNA AS CUSTODIAN FBO GARRETT-STOTZ CO PROFIT SHARING PLA 6 RHOADS DR STE 7 UTICA NY 13502-6317	31,935	6.43%
DCGT AS TTEE AND/OR CUST FBO PLIC VARIOUS RETIREMENT PLANS OMNIBUS ATTN NPIO TRADE DESK 711 HIGH STREET DES MOINES IA 50392-0001	68,241	13.74%
LINCOLN RETIREMENT SERVICES COMPANY FBO HBCS 401K RETIREMENT PO BOX 7876 FORT WAYNE IN 46801-7876	57,364	11.55%
PIMS/PRUDENTIAL RETIREMENT AS NOMINEE FOR THE TTEE/CUST PL MARIO SINACOLA & SONS 10950 RESEARCH RD FRISCO TX 75033-2042	31,041	6.25%
SAXON & CO. FBO CUSTOMER VI OMNIBUS ACCOUNT VICA P.O. BOX 7780-1888 PHILADELPHIA PA 19182-0001	2,652,159	5.34%
VRSCO FBO AIGFSB [CUST] [TTEE] FBO CALDWELL MEMORIAL HOSPITAL 403(B) 2929 ALLEN PARKWAY, A6-20 HOUSTON TX 77019-7117	41,968	8.45%

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MID-CAP VALUE FUND - AMR CLASS
Shareholder Address	Number of Shares	% of Class
NATIONAL FINANCIAL SERVICES LLC* FOR EXCLUSIVE BENEFIT OF OUR CUSTOMERS ATTN MUTUAL FUNDS DEPT 4TH FLOOR 499 WASHINGTON BLVD JERSEY CITY NJ 07310-2010	7,965,918	98.96%

MID-CAP VALUE FUND - INSTITUTIONAL CLASS
Shareholder Address	Number of Shares	% of Class
CHARLES SCHWAB & CO* INC SPECIAL CUST A/C EXCLUSIVE BENEFIT OF CUSTOMERS ATTN MUTUAL FUNDS 101 MONTGOMERY ST SAN FRANCISCO CA 94104-4151	1,777,784	10.06%
NATIONAL FINANCIAL SERVICES LLC* FOR EXCLUSIVE BENEFIT OF OUR CUSTOMERS ATTN MUTUAL FUNDS DEPT 4TH FLOOR 499 WASHINGTON BLVD JERSEY CITY NJ 07310-2010	3,371,780	19.08%
DCGT AS TTEE AND/OR CUST FBO PLIC VARIOUS RETIREMENT PLANS OMNIBUS ATTN NPIO TRADE DESK 711 HIGH STREET DES MOINES IA 50392-0001	936,606	5.30%
STATE STREET BANK AND TRUST CO FBO BAYLOR HEALTH CARE SYSTEM RETIREMENT SAVINGS PLAN 401 (K) PLAN ONE LINCOLN ST BOSTON MA 02111-2900	2,972,398	16.82%

MID-CAP VALUE FUND - INVESTOR CLASS
Shareholder Address	Number of Shares	% of Class
CHARLES SCHWAB & CO* FOR THE EXCLUSIVE BENEFIT OF OUR CUSTOMERS ATTN MUTUAL FUNDS OPS 9601 E PANORAMA CIR ENGLEWOOD CO 80112-3441	2,706,425	13.61%
NATIONAL FINANCIAL SERVICES LLC* FOR EXCLUSIVE BENEFIT OF OUR CUSTOMERS ATTN MUTUAL FUNDS DEPT 4TH FLOOR 499 WASHINGTON BLVD JERSEY CITY NJ 07310-2010	4,856,054	24.42%
RELIANCE TRUST COMPANY FBO INSPER 401K P.O. BOX 48529 ATLANTA GA 30362-1529	7,081,249	35.61%
*Denotes record owner of Fund shares only

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APPENDIX C

Comparable Fund	Comparable Fund Assets as of	Comparable Fund Advisory Fee Rate
Registered Investment Company 1	$323.2 million

0.75% of average daily net assets up to
and including $10 million;

0.65% of average daily net assets
over $10 million up to and
including $25 million;

0.50% of average daily net assets over
$25 million up to and
including $100 million;

0.40% of average daily net assets over
$100 million up to and
including $150 million;

0.30% of average daily net assets over
$150 million

Registered Investment Company 2	$150.3 million	0.75% per year on the first $10 million 0.65% per year on the next $15 million 0.50% per year on the next $75 million 0.40% per year on the next $50 million

Registered Investment Company 3	$453.9 million	0.50% on assets up to $100 million 0.40% on assets over $100 million, but less than $200 million 0.30% on assets over $200 million, but less than $300 million 0.20% on assets $300 million and more

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